Exhibit 99.1
Termination Agreement

This Termination Agreement (“Termination Agreement”) is made and entered into as of March 10, 2020, by and among Mr. Alexander C. Kinzler and  the Estate of Morton Kinzler (the “Estate”) (each a “Party,” and collectively the “Parties”). Reference is hereby made to the Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission by the Parties (as amended to date, the “Schedule 13D”).

WHEREAS, the Parties entered into a Joint Filing Agreement, dated January 16, 2019 (the “Joint Filing Agreement”), pursuant to which the Parties agreed, among other things, to prepare jointly and file timely the Schedule 13D with respect to their respective beneficial ownership of the common stock, par value $0.50 per share, of Barnwell Industries, Inc., a Delaware corporation (the “Common Stock”); and

WHEREAS, the Parties now mutually desire to terminate the Joint Filing Agreement and their participation as members of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”).

NOW, THEREFORE, the Parties hereby agree as follows:

1.            Termination of Joint Filing Agreement. The Joint Filing Agreement is hereby terminated and each Party hereby expressly acknowledges and confirms that, as of the date hereof, the Joint Filing Agreement has been terminated and ceases to be of further effect.

2.            Termination of Group. Each Party hereby acknowledges and confirms that their participation as a member of a “group” within the meaning of Section 13(d)(3) of the Act as previously disclosed in the Schedule 13D be and herby is terminated.

3.            Further Amendments to Schedule 13D. From and after the date hereof, neither Party shall have any obligation to file any amendment to the Schedule 13D that may be required, in accordance with the rules and regulations promulgated under the Act, with respect to the Common Stock, except on such Party’s own behalf or pursuant to such other agreements as such Party may enter.

4.            Release and Discharge. Each Party hereby mutually and unconditionally releases and discharges the other Party, as applicable from all obligations under the Joint Filing Agreement to which each is a party.

5.            Counterparts. This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Termination Agreement as of the date first set forth above.

Dated: March 11, 2020	By:	/s/ Alexander Kinzler
		Name:	Alexander C. Kinzler

ESTATE OF MORTON KINZLER

By:	/s/ Alexander Kinzler
	Name:	Alexander C. Kinzler
	Title:	Co-Personal Representative